CERTIFICATE OF FORMATION

OF

KEY ABS LLC

The undersigned hereby adopts the following Certificate of Formation for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.):

ARTICLE I

The name of the limited liability company formed and continued hereby is Key ABS LLC (hereinafter referred to as the “Company”).

ARTICLE II

The address of the Company’s registered office and the name and address of its registered agent for service of process in the State of Delaware are as follows:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, New Castle County, Delaware 19808

ARTICLE III

This Company shall dissolve on December 31, 2104, unless earlier dissolved pursuant to the provisions of the Limited Liability Company Agreement of the Company or applicable law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 23rd day of August 2005.

By:  /s/ Josh Katz

Josh Katz

Authorized Person